Exhibit 99.1

News Release                                                                                                                3101 Wilson Boulevard, Suite 700
                                                                                                                                                            Arlington, VA 22201

Contacts:

Brian J. Clark, Chief Financial Officer, Stanley

(703) 310-3236

Lawrence Delaney, Jr., Investor Relations Counsel, Stanley

(703) 739-7410

FOR IMMEDIATE RELEASE

Stanley Reports Fourth Quarter, Fiscal Year 2007

Financial Results

Highlights:

•                  Fourth quarter revenue up 39% to $116.6 million, fiscal year 2007 revenue up 44% to $409.4 million;

•                  Organic revenue growth of 24% for fourth quarter, 18% for fiscal year 2007;

•                  Diluted EPS of $0.20 for fourth quarter, $0.55 for fiscal year 2007;

•                  Stanley completes construction of U.S. Passport Book Personalization Facility in Hot Springs, Arkansas ahead of schedule, on budget;

•                  Stanley issues first quarter and fiscal year 2008 guidance.

ARLINGTON, VA — May 16, 2007 — Stanley, Inc. (NYSE: SXE), a leading provider of systems integration and professional services to the U.S. federal government, today announced record revenues and net income for its fourth quarter and fiscal year 2007 ended March 31, 2007.  Revenue and diluted earnings per share exceeded the top end of the guidance ranges provided by the company in its third quarter fiscal year 2007 earnings release.

Revenue growth for the fourth quarter was attributed primarily to the continued ramp-up of existing contracts and significant contract modifications as well as new contract awards in Stanley’s core growth areas.  Specifically, Stanley benefited from increased demand for U.S. passports as a result of the provisions of the Western Hemisphere Travel Initiative; additional demand for C4ISR-related services from Department of Defense customers, especially the U.S. Navy; growth in mission-essential IT services for federal civilian customers, including the Department of Transportation; and ongoing logistics support for the Army’s equipment reset effort in the U.S. and abroad.

Fourth Quarter Fiscal Year 2007 Results:

Revenue for the fourth quarter ended March 31, 2007 was $116.6 million, an increase of 39 percent over fourth quarter of fiscal year 2006 revenue of $84.2 million. Organic revenue growth was 24 percent(1).  EBITDA(2) was $10.0 million for the quarter, an increase of 54 percent over EBITDA of $6.5 million in the year-ago quarter.  EBITDA margin for the fourth quarter was 8.6 percent compared with 7.7 percent a year earlier.  EBITDA margin was slightly below company guidance for the fourth quarter primarily because of higher personnel recruiting expenses to accommodate revenue growth and higher-than-expected pass-through revenue.  Operating income was $8.5 million, up from $1.5 million in the same quarter of last fiscal year.  Operating margin was 7.3 percent versus 1.8 percent in the fourth quarter of fiscal 2006.  Operating income and margin improved year-over-year primarily because a $3.6 million non-cash impairment of purchased intangibles related to two past acquisitions contributed to lower operating results in the fourth quarter of fiscal 2006.

(1)           Organic revenue growth, as presented, measures revenue growth adjusted for the impact of acquisitions. Stanley believes that this non-GAAP financial measure provides useful information because it allows investors to better assess the underlying growth rate of the company's existing business. This non-GAAP financial measure should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.  Please see the reconciliation table at the end of this release.

(2)           EBITDA is a non-GAAP measure that is defined as GAAP net income (loss) plus other expense (income), interest expense, income taxes, and depreciation and amortization. We have provided EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results. EBITDA should not be construed as either an alternative to net income as an indicator of our operating performance or as an alternative to cash flows as a measure of liquidity.  Please refer to the table at the end of this release that reconciles GAAP net income to EBITDA.

Net income for the quarter was $4.5 million versus $19,000 a year ago.  The increase in net income year-over-year is attributable to the higher operating income discussed above as well as lower interest expense in the fourth quarter of fiscal year 2007.  Diluted earnings per share for the fourth quarter of fiscal year 2007 were $0.20 compared with diluted earnings per share of $0.00 for the fourth quarter of fiscal year 2006.

Contract backlog at March 31, 2007 was $1.0 billion, a decrease of 8 percent from third quarter of fiscal year 2007 contract backlog of $1.1 billion at December 31, 2006 and an increase of 15 percent from fourth quarter of fiscal year 2006 contract backlog of $845.3 million at March 31, 2006.  The sequential quarter decrease in backlog was in line with the company’s internal projections and previously issued guidance.

Fourth Quarter Fiscal Year 2007 and Recent Operational Highlights:

•                  Fourth quarter bookings totaled $30.8 million; fiscal year 2007 bookings totaled $538.9 million, equating to a book-to-bill of 1.3:1.

•                  Among the new business awards in the fourth quarter of fiscal year 2007:

•                  Support for the Global Combat Support System — Marine Corps;

•                  Test and evaluation expertise supporting Naval Sea Systems Command (NAVSEA) and the Virginia Class submarine program; and

•                  A contract providing information systems support at Army maintenance facilities in Ft. Riley, Kansas and Ft. Hood, Texas.

•                  Stanley won all of its recompeted contracts in the fourth quarter of fiscal year 2007 and won the recompete of its contract supporting the U.S. Patent and Trademark Office.

•                  During the fourth quarter of fiscal year 2007, Stanley completed the build-out of and began operations at the U.S. Passport Book Personalization Facility in Hot Springs, Arkansas ahead of schedule and on budget.  Stanley expects to hire and train more than 200 full-time employees by the summer or early fall of 2007 as the supporting infrastructure for this facility comes on line.

•                  On April 2, 2007, Stanley announced the acquisition of Lawton, Oklahoma-based Techrizon, LLC, a 300-person premier provider of software, training, simulation and information security solutions.  Techrizon supports the U.S. Army’s Fires Center of Excellence and the Field Artillery Center and School.  The acquisition reinforces Stanley’s strategy to expand its presence in key markets positively impacted by the Base Realignment and Closure (BRAC) process.

“Stanley delivered another outstanding quarter in a very challenging business environment,” said Phil Nolan, Stanley’s chairman, president and CEO.  “After two record quarters of bookings in our second and third quarters of fiscal year 2007, we worked diligently last quarter to refresh our pipeline. We entered fiscal year 2008 with significant additions to our contract backlog as a result of new contract wins, recompeted contract awards and modifications to existing contracts.”

Full-Year Fiscal Year 2007 Results:

For the fiscal year ended March 31, 2007, revenue increased 44 percent to $409.4 million compared with $284.8 million for fiscal year 2006. Organic revenue growth for fiscal year 2007 was 18 percent.  EBITDA for the year increased 48 percent to $35.0 million compared with $23.7 million for fiscal year 2006.  EBITDA margin for fiscal year 2007 was 8.6 percent, up from 8.3 percent for fiscal year 2006.  Operating income for fiscal year 2007 was $24.6 million, an increase of 51 percent over operating income of $16.3 million reported in fiscal year 2006. Operating margin for fiscal year 2007 was 6.0 percent compared with 5.7 percent for fiscal year 2006.  Operating income and margin in fiscal year 2007 included $4.2 million of acceleration of the amortization of deferred compensation related to the closing of the company’s initial public offering in October 2006; $0.5 million of FAS 123(R) stock option expense; and additional selling, general and administrative expenses associated with being a public company.

Net income for fiscal year 2007 was $10.7 million compared with net income of $8.3 million for fiscal year 2006. Included in net income for fiscal year 2007 was $5.9 million in interest expense associated with debt financing the company undertook in the fourth quarter of fiscal year 2006 to complete the acquisition of Morgan Research Corporation; a non-cash loss of $0.4 million on interest rate swap agreements associated with the debt financing; and the factors affecting operating income, principally the acceleration of the amortization of deferred compensation mentioned above. Diluted earnings per share for fiscal year 2007 were $0.55 compared with diluted earnings per share of $0.51 for fiscal year 2006.

Cash flow from operations for fiscal year 2007 was $16.0 million. As of March 31, 2007, Stanley had a strong balance sheet with $12.7 million in cash, $37.8 million in debt, and $134.2 million in stockholders’ equity.

Management’s Outlook:

Based on the company’s current backlog and management’s estimate as to future tasking and contract awards, Stanley is issuing guidance for the fiscal year 2008 first quarter and full year. The table below represents management’s current expectations about future financial performance, based on information available at this time.

	First Quarter Fiscal Year 2008 Ending June 30, 2007	Fiscal Year 2008 Ending March 31, 2008

Revenue	$120 - $125 million	$480 - $500 million
Diluted EPS	$0.19 - $0.21	$0.79 - $0.85
Diluted projected share count	23.3 - 23.4 million	23.5-23.6 million

Earnings guidance for fiscal year 2008 includes the effect of stock option expense in accordance with FAS 123(R).

Nolan stated: “The strength and visibility of our business gives us a high degree of confidence in projecting fiscal year 2008 revenue growth.”

As previously announced, Stanley will conduct a conference call today at 5:00 p.m. EDT to discuss fiscal fourth quarter 2007 results. To obtain the dial-in number, please contact Joelle Pozza at (703) 310-3218. The conference call will be broadcast simultaneously on the Investor Relations page of the company’s website, http://www.stanleyassociates.com.  Investors are advised to log on to the website at least 15 minutes prior to register, download and install any necessary audio software. An archive of the webcast will be available for one week following the live event.

About Stanley
Stanley (NYSE: SXE - News) is a provider of information technology services and solutions to U.S. defense and federal civilian government agencies. Stanley offers its customers systems integration solutions and expertise to support their mission-essential needs at any stage of program, product development or business lifecycle through five service areas: systems engineering, enterprise integration, operational logistics, business process outsourcing, and advanced engineering and technology. Headquartered in Arlington, VA, the company has more than 2,700 employees at over 100 locations in the U.S. and worldwide. In 2007, Stanley was recognized by FORTUNE® magazine as one of the “100 Best Companies to Work For.”  Please visit www.stanleyassociates.com for more information.

The above-referenced statements may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals, financial information or reporting, and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements may involve a number of risks and uncertainties, which are described in the company’s filings with the Securities and Exchange Commission. These risks and uncertainties include: changes in federal government procurement laws, regulations, policies and budgets; risks relating to contract performance; changes in the competitive environment (including as a result of bid protests); and the other factors discussed in the documents we file from time to time with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of May 16, 2007. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

Condensed Consolidated Statements of Income

(in thousands, except per share amounts)

	Three Months Ended (unaudited)		Twelve Months Ended
	March 31,		March 31,
	2006	2007	2006	2007
Revenue	$84,179	$116,642	$284,801	$409,411
Operating costs and expenses:
Cost of revenues	71,884	95,522	241,357	343,628
Selling, general and administrative	5,774	11,086	19,709	30,700
Amortization of deferred compensation	218	118	790	5,082
Depreciation and amortization	1,218	1,372	3,057	5,424
Impairment of intangible assets	3,590	—	3,590	—
Total operating costs & expenses	82,684	108,098	268,503	384,834
Operating income	1,495	8,544	16,298	24,577
Other income (expense):
Other income (expense)	71	(32)	101	(478)
Interest expense — net	(1,274)	(695)	(2,441)	(5,918)
Total other expenses	(1,203)	(727)	(2,340)	(6,396)
Income before taxes	292	7,817	13,958	18,181
Provision for income taxes	(273)	(3,278)	(5,708)	(7,476)
Net income	$19	$4,539	$8,250	$10,705

Earnings per share:
Basic	$0.00	$0.21	$0.58	$0.61
Diluted	$0.00	$0.20	$0.51	$0.55
Weighted average shares:
Basic	14,137	21,627	14,202	17,567
Diluted	15,860	23,188	16,096	19,458

Condensed Consolidated Balance Sheets

(in thousands)

	As of	As of
	March 31, 2006	March 31, 2007

Assets
Current assets:
Cash and cash equivalents	$—	$12,736
Accounts receivable — net	81,732	110,029
Prepaid and other current assets	2,196	1,631
Total current assets	83,928	124,396
Total Assets	$199,903	$237,975

Liabilities and Stockholders’ Equity
Current liabilities:
Line of credit	$10,409	$—
Current portion of long-term debt	1,000	1,000
Long-term debt — net of current portion	99,000	36,750
Total liabilities	157,514	103,823
Total stockholders’ equity	42,389	134,152
Total liabilities and stockholders’ equity	$199,903	$237,975

Organic Growth Reconciliation

(unaudited)

(in $ thousands)

	Three Months Ended
	March 31,
	2006	2007	Percent Growth
Total revenue, as reported	$84,179	$116,642	39%
Plus: Revenue from acquired companies for the comparable prior year period	9,702	—

Organic Revenue	$93,881	$116,642	24%

	Twelve Months Ended
	March 31,
	2006	2007	percent Growth
Total revenue, as reported	$284,801	$409,411	44%
Plus: Revenue from acquired companies for the comparable prior year period	60,822	—

Organic Revenue	$345,623	$409,411	18%

STANLEY, INC. AND SUBSIDIARIES

EBITDA Reconciliation

(unaudited)

(in thousands)

	Three Months Ended		Twelve Months Ended
	March 31		March 31
	2006	2007	2006	2007

Net income	$19	$4,539	$8,250	$10,705
Provision for income taxes	273	3,278	5,708	7,476
Interest expense - net	1,274	695	2,441	5,918
Other expense (income)	(71)	32	(101)	478
Depreciation and amortization	1,218	1,372	3,057	5,424
Amortization of deferred compensation	218	118	790	5,082
Impairment of intangible assets	$3,590	—	$3,590	—
EBITDA	$6,521	$10,034	$23,735	$35,083

Revenue	$84,179	$116,642	$284,801	$409,411

EBITDA Margin	7.7%	8.6%	8.3%	8.6%

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